Exhibit 99.1

SS Innovations Develops New Instruments to Advance Robotic Surgery in Large, Underserved Patient Segments, including Pediatric and Cardiac Markets

Smaller 5-millimeter instruments to be incorporated into the SSi Mantra surgical robotic system

Fort Lauderdale, FL – January 6, 2026 – SS Innovations International, Inc. (the “Company” or “SS Innovations”) (Nasdaq: SSII), a developer of innovative surgical robotic technologies dedicated to making robotic surgery affordable and accessible to a global population, today announced that the Company has completed the development of five new 5-millimeter surgical instruments for clinical use across multiple specialties, including pediatric, cardiac, and head and neck surgery, among other procedures involving smaller anatomical structures.

The newly developed 5-millimeter surgical instruments include a spatula cautery, hook cautery, needle driver, bipolar forceps, and grasping forceps.

(Spatula Cautery – 5 mm)	(Hook Cautery – 5 mm)	(Needle Driver – 5 mm)	(Bipolar Forceps – 5 mm)	(Grasping Forceps – 5 mm)

Dr. Vishwa Srivastava, the Company’s Chief Executive Officer for Asia Pacific, commented, “We developed several new smaller instruments designed to benefit critical surgical robotic procedures across multiple specialties, including pediatric, cardiac, and head and neck. Our innovative 5-millimeter instruments, combined with our advanced, cost-effective SSi Mantra surgical robotic system, show great promise for supporting the large population of pediatric patients left behind each year. Globally, 1.7 billion children and adolescents lack easy access to critical surgical care, which can play a significant role in preventing disability and death.1 It has been reported that more than 390 million children under the age of five in lower- and middle-income countries do not receive timely intervention with safe and affordable surgical care.2 Unfortunately, to date most robotic surgeries have been geared towards the adult population. We aim to make robotic surgery more accessible to pediatric patients with new, smaller surgical instruments.”

Dr. Srivastava concluded, “In addition, our 5-millimeter instruments can benefit cardiac surgery, which often involves small structures, such as the internal mammary artery during robotic coronary artery bypass surgery. Furthermore, our new robotic instruments can help perform critical tasks during head and neck procedures, which entail tight working space and quite small structures. Moving forward, we will continue to focus on developing differentiated surgical robotic technologies, such as these instruments, for the benefit of a larger segment of patients globally.”

[1]	Mullapudi, Bhargava, et al. “Estimates of Number of Children and Adolescents without Access to Surgical Care.” Bulletin of the World Health Organization, vol. 97, no. 4, 2019, pp. 254–58. PubMed Central, https://pmc.ncbi.nlm.nih.gov/articles/PMC6438256/.

[2]	Wadhwani, Vidhi, and Siddhesh Zadey. “How Pediatric Surgery Could Help India Reach Its Development Goals.” Think Global Health, 14 Mar. 2024, https://www.thinkglobalhealth.org/article/how-pediatric-surgery-could-help-india-reach-its-development-goals.

As of December 31, 2025, the cumulative installed base of the SSi Mantra totaled 168 systems, including 12 systems deployed across nine countries outside of India. To date, 153 hospitals have installed the SSi Mantra, and more than 7,800 surgical procedures have been performed, including over 120 telesurgeries and more than 400 cardiac procedures.

About SS Innovations

SS Innovations International, Inc. (Nasdaq: SSII) develops innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger segment of the global population. The Company’s product range includes its proprietary “SSi Mantra” surgical robotic system and its comprehensive suite of “SSi Mudra” surgical instruments, which support a variety of robotic surgical procedures including cardiac surgery. An American company headquartered in India, SS Innovations plans to expand the global presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions. Visit the Company’s website at ssinnovations.com or LinkedIn for more information and updates.

About the SSi Mantra

The SSi Mantra surgical robotic system is a user-friendly, modular, multi-arm system with many advanced technology features, including: 3 to 5 modular robotic arms, an open-faced ergonomic surgeon command center, a large 3D 4K monitor, a touch panel monitor for all patient related information display, a virtual real-time image of the robotic patient side arm carts, and the ability for superimposition of 3D models of diagnostic imaging. A vision cart provides the table-side team with the same magnified 3D 4K view as the surgeon to provide better safety and efficiency. The SSi Mantra utilizes over 40 different types of robotic endo-surgical instruments to support different specialties, including cardiac surgery. The SSi Mantra has been clinically validated in India in more than 100 different types of surgical procedures.

Forward Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions to identify such forward-looking statements. These statements relate to future events or SS Innovations’ future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Investor Contact:

The Equity Group

Kalle Ahl, CFA

T: (303) 953-9878

kahl@theequitygroup.com

Devin Sullivan, Managing Director

T: (212) 836-9608

dsullivan@theequitygroup.com

Media Contact:

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Kate Barrette

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